Exhibit 3.1

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF RAYTHEON TECHNOLOGIES CORPORATION

Raytheon Technologies Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That Article FIRST of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows (the “Amendment”):

“FIRST: The name of the Corporation is RTX CORPORATION.”

SECOND: The Amendment was duly adopted in accordance with Section 242 of the DGCL.

THIRD: The Amendment shall become effective at 8:30 A.M. Eastern Time on July 17, 2023.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on July 11, 2023.

RAYTHEON TECHNOLOGIES CORPORATION

By:	/s/ Ramsaran Maharajh
Name: Ramsaran Maharajh
Title: Executive Vice President and General Counsel

[Signature Page to Certificate of Amendment]